Exhibit 5.1

June 27, 2019

P.V. Nano Cell Ltd. 8 Hamasger Street Migdal Ha’Emek, 2310102 Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel to P.V. Nano Cell Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration by the Company on a registration statement on Form F-1 that is being filed on the date hereof (as may be amended hereafter, the “Registration Statement”) of the public resale (the “Public Resale”) by various security holders of the Company (the “Selling Shareholders”), of up to a maximum of 85,943,781 ordinary shares, par value NIS 0.01 per share, of the Company (“Ordinary Shares”), in the aggregate (the “Resale Shares”), that have been, or may be, issued by the Company to the Selling Shareholders. The Resale Shares consist of: (a) 12,833,515 outstanding Ordinary Shares currently held by certain Selling Shareholders (the “Outstanding Shares”); (b) up to a maximum of 17,346,124 Ordinary Shares (the “Loan Shares”) potentially issuable by the Company to Selling Shareholders upon conversion of convertible loans that have been, or may be, provided by those Selling Shareholders to the Company; and (c) up to a maximum of 55,764,142 additional Ordinary Shares (the “Warrant Shares”) potentially issuable by the Company to Selling Shareholders upon exercise of warrants (the “Warrants”) that are held by and that are, or may become, exercisable for those Selling Shareholders. This opinion letter is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the form of Registration Statement, as to be filed by the Company with the SEC on the date hereof, to which this opinion is attached as Exhibit 5.1; (ii) copies of the convertible loan agreements entered into by various Selling Shareholders with the Company, under which the Selling Shareholders may convert outstanding amounts into Ordinary Shares (the “Convertible Loan Agreements”); (iii) copies of the warrant certificates representing the Warrants; (iv) a copy of the Fourth Amended and Restated Articles of Association of the Company, as amended to date and currently in effect (including the amendment thereto that increased the authorized share capital thereunder) (the “Articles”); (v) signed minutes of meetings, or unanimous written consents, of the Company’s board of directors (the “Board”) and minutes of meetings of the Company’s shareholders, at which (or whereby, as applicable) the Company’s issuance and sale of the Outstanding Shares, entry into, and performance under, the Convertible Loan Agreements, issuance of the Warrants, potential issuance of the Loan Shares and Warrant Shares and the filing of the Registration Statement, have heretofore been approved (collectively, the “Minutes”); and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Outstanding Shares have been duly authorized, and are validly issued, fully paid and non-assessable; (ii) the Loan Shares have been duly authorized, and when any convertible loan amount that has been loaned to the Company under a Convertible Loan Agreement has been converted by the relevant Selling Shareholder into Loan Shares, the Loan Shares issuable at that time by the Company to the Selling Shareholder will be validly issued, fully paid and non-assessable; and (iii) the Warrant Shares have been duly authorized, and when any Warrant is exercised by a Selling Shareholder pursuant to the terms thereof, the Warrant Shares issuable at that time by the Company to the Selling Shareholder will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of filing of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Liquornik Geva Leshem Tal
Meitar Liquornik Geva Leshem Tal